Exhibit 99.1

news release for immediate release

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Receives
Listing Standards Notice from NYSE
SANTA ANA, Calif. (May 25, 2011) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today reported that on May 19, 2011, it was notified by the New York Stock Exchange that it is not currently in compliance with the NYSE’s continued listing standards, which require an average market capitalization of not less than $50 million over 30 consecutive trading days and shareholders’ equity of not less than $50 million.
The company intends to notify the NYSE that it will submit a plan within 45 days from the receipt of the NYSE notice that demonstrates its ability to regain compliance within 18 months. Upon receipt of the company’s plan, the NYSE has 45 calendar days to review and determine whether the company has made a reasonable demonstration of its ability to come into conformity with the relevant standards within the 18-month period, or whether it will require the company to do so within a lesser time period. The NYSE will either accept the plan, at which time it will specify the applicable time period within which the company has to come into compliance. Thereafter, the company will be subject to ongoing monitoring for compliance with this plan. Alternatively, should the NYSE reject the plan, the company will be subject to suspension and delisting proceedings.
The company’s business operations, SEC reporting requirements and debt instruments are unaffected by the notification. During any cure period, the company’s shares will continue to be listed and traded on the NYSE, subject to its compliance with other NYSE continued listing standards, and a “.BC” indicator will be affixed to the GBE ticker symbol.
The company previously announced in April that it had been notified by the NYSE that it was not in compliance with the NYSE’s continued listing standard as the minimum average closing price of the company’s common stock fell below $1.00 per share for over 30 consecutive trading days. The company is in the process of developing a plan to comply with this continued listing standard as well.
In March, Grubb & Ellis announced that it had engaged JMP Securities to explore strategic alternatives, including the potential sale or merger of the company.
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Grubb & Ellis Company
1151 N. Tustin Avenue, Suite 300	Santa Ana, CA 92705	714.667.8252	714.667.6860 fax

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5/25/11
Grubb & Ellis Company Receives Listing Standards Notice from NYSE
About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and events in future periods to be materially different from those anticipated, including risks and uncertainties related to the financial markets. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further weakness in the company’s Investment Management business, including the velocity and volume of equity raised; (ii) the general economic pressures on transaction values of sales and leasing transactions and businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the success of current and new investment programs; (vi) the success of new initiatives and investments; (vii) the inability to attain expected levels of revenue, performance, brand equity in general, and in the current macroeconomic and credit environment, in particular; (viii) the inability of the company’s subsidiary, NNN Realty Advisors, Inc. to come into compliance with the contractually specified net worth requirements with respect to approximately 30 percent of the tenant-in-common programs managed by the company; (ix) the nature and amount of the net intercompany balance between the company and its wholly-owned subsidiary, Daymark Realty Advisors, Inc., (x) the occurrence of bankruptcies by unaffiliated, individual investor entities in the company’s tenant-in-common programs which may result in demands for payments on certain non-recourse/carve-out guaranty and indemnification obligations issued by the company’s subsidiaries, which may, in turn, in the event such guaranty or indemnification obligations cannot be met, result in a cross-default under the company’s issued and outstanding Convertible Senior Notes; (xi) the ultimate outcome in various legal proceedings concerning tenant-in-common programs sponsored by the company’s subsidiaries, including the arbitration proceeding with respect to the Met 10 Center in Texas; and (xii) other factors described in the company’s annual report on Form 10-K for the fiscal year ending December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011, and in other Current Reports on Form 8-K filed by the company from time to time with the Securities and Exchange Commission. The company does not undertake any obligation to update forward-looking statements.
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Grubb & Ellis Company
1151 N. Tustin Avenue, Suite 300	Santa Ana, CA 92705	714.667.8252	714.667.6860 fax